Exhibit 10.13

                   INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                        SUITE 1300 1105 N. MARKET STREET
                                   PO BOX 8985
                            WILMINGTON, DE 19899-8985
                       301-426-7599 FAX: 302-302-651-8423




TO:   Frank Leo

FROM: Bill Warner

DATE: Oct. 8, 2004

     This will confirm that, on December 20, 1996, International Thoroughbred Breeders, Inc. ("ITB") granted you the option to purchase 200,000 shares of ITB common stock, par value $2.00 per share, at an exercise price of $4.00 per share and exercisable 10 years from the date of grant. Such Option vested immediately. We also confirm that, on January 29, 2002, the option exercise price was reduced from $4.00 per share to $0.50 per share. As so modified, the option remains in effect on the date hereof.